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                                                                   EXHIBIT 10.27

                      [Korn/Ferry International Letterhead]

Michael D. Boxberger
President
North America

                                February 28, 1995

CONFIDENTIAL

Mr. James E. Boone
710  Amster Green Drive
Atlanta, Georgia 30350

Dear Jim:

     We are delighted to extend to you this offer of employment with Korn/Ferry International as Managing Director - Atlanta*, effective March 13, 1995 or such other date as may be mutually agreed upon. The purpose of this letter is to confirm the terms of this employment offer, including responsibilities and reporting relationships, compensation, employee benefits, and professional requirements. We hope you will have many pleasant and rewarding years as a key member of our worldwide team.

     In addition to your position as Managing Director - Atlanta, you will be named a member of the firm's Operating Council. As we have discussed, after you have been with the firm for several months, you will be appointed to chair the North America Marketing Committee.

     Reporting to Alan Neely, you will have business development responsibility as well as leadership duties covering our search practice in Atlanta. As we discussed, our expectations are that you will grow and develop the preeminent search practice in Atlanta and the surrounding region with particular emphasis on quality service to clients through the highest standards of hiring, training and development and search execution. Furthermore, we will expect you to play an increasingly important role in the overall leadership of Korn/Ferry International once you have settled into your new role and know your way around the firm. This specifically means that while we expect you to continue to personally serve a wide range of clients, your role will be much broader than client service and business development. In summary, Korn/Ferry International expects you to contribute on a number of fronts as you grow and develop a truly world class search team in Atlanta.

* Legally, you will be a Vice President of the Corporation, however, you may use this title for all business purposes.

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Mr. James E. Boone
February 28, 1995
Page 2


Compensation

     Your entry compensation program will be comprised of a monthly base salary of $16,667, payable in semi-monthly increments. At the beginning of the firm's 1997 Fiscal Year, on May 1, 1996, your base salary will be increased to $18,333 per month. For purposes of this letter, references to base salary shall be deemed to be references to the then current base salary.

     The firm has guaranteed to pay you a one-time sign-on bonus of $25,000.

     For the period from the date of your employment through April 30, 1996, the firm has guaranteed a minimum bonus of $700,000, assuming your employment begins on or before March 22, 1995 (which date is predicated on two weeks notice and a resignation date of March 8). The firm will advance you $350,000 of this guarantee, less standard withholding, upon the start of your employment. The remainder will be paid in semi-monthly increments from the start of your employment through April 30, 1996; that is, assuming you begin employment on March 13, you will receive the initial payment within two weeks of that date, and will receive semi-monthly payments from March 31, 1995 through April 30, 1996 of $12,962.96, less standard withholding. As part of the firm's standard practice, you will be asked to execute a promissory note as security for these bonuses advances, which will remain payable if you voluntarily terminate your employment with Korn/Ferry or Korn/Ferry terminates your employment for cause prior to April 30, 1996. The promissory note will be canceled if your employment terminates for any other reason.

     The firm will also guarantee a minimum bonus of $500,000 for Fiscal Year 1997. This bonus will be payable on April 30, 1997, unless your employment is terminated before that date for cause or because of your death or permanent disability, or by you voluntarily.

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Mr. James E. Boone
February 28, 1995
Page 3


     For Fiscal Years 1996 and 1997, the firm will guarantee you a minimum of $40,000 per year as a "leadership" bonus for your responsibilities as Managing Director - Atlanta. These bonuses will be payable on April 30, 1996 and April 30, 1997, unless your employment is terminated before those dates by the firm for cause, or because of your death or permanent disability, or by you voluntarily.

     The firm will also pay you $20,000 per year for Fiscal Years 1996 and 1997 for your role as Chair of the North American Marketing Committee. These bonuses will also be payable on April 30, 1996 and April 30, 1997, unless your employment is terminated before those dates by the firm for cause, or because of your death or permanent disability, or by you voluntarily. Normally, chairmanship of committees is considered in awarding the discretionary bonus component, and your chairmanship activities will be considered as such beginning in Fiscal Year 1998.

     If, under the firm's annual bonus plan, your additional bonus eligibility exceeds the amount of the above guarantees, you will be considered for additional bonus compensation. Your bonus eligibility will be based primarily on your performance in the areas of leadership of the Atlanta practice, meeting placement standards, individual business development, engagement management, quality of performance, and the overall profitability of the firm. Professional bonuses under the plan are payable at the end of the firm's fiscal year on April 30 and are contingent on your active employment as of that date. Please review Korn/Ferry's current bonus award ranges and criteria set forth in the plan description and administrative guide attached to this letter.

     As we have agreed, if your employment with Korn/Ferry should be terminated by the firm, for other than cause, after two full years of employment, you will receive severance payments equal to six month's base salary.

Employee Benefits

     As a Managing Director, you will be entitled to nine holidays per year, twenty days vacation, and fifteen days sick leave. You will also be enrolled in the firm's group insurance program, which includes life, accidental death and dismemberment, and health benefits. Life insurance coverage will be three times your base salary up to a maximum of $500,000. You may also enroll for supplemental, employee paid life insurance coverage. If you elect this coverage, you will pay the premium cost through payroll deductions. Your enrollment for life insurance benefits will take effect 60 days after your first day of employment.

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Mr. James E. Boone
February 28, 1995
Page 4


     You will also participate in the firm's health benefits plan. The cost of this coverage for you is fully paid by the firm. If you choose to also cover your dependents, the cost is partially paid by the firm and the remainder (currently $60 - $100 per month, based on the number of dependents covered) is paid by you through payroll deduction. Your enrollment for medical and dental benefits will take effect 60 days after your first day of employment. In addition, you may enroll in the firm's group long-term disability insurance program which provides disability benefits of 60 percent of your monthly base salary to a maximum of $10,000 per month. The monthly premiums for this benefit are based on your salary. If you elect this benefit, the firm will pay 75 percent of the premium and you will pay the remaining 25 percent through a payroll deduction. Your enrollment for long-term disability benefits would take effect 60 days after your first day of employment.

     You will also have the opportunity to enroll in Korn/Ferry's Flexible Spending Plan. This is a Section 125 plan by which you may defer a portion of your income on a pre-tax basis. Your deferral may be used to pay your contribution for dependent health coverage, to reimburse you for certain health expenses not covered by insurance, and to reimburse you for dependent (child or elder) care expenses. You are eligible to enroll in this plan at the beginning of the first plan quarter (January 1, April 1, July 1, and October 1) after you have completed 60 days of employment and enrolled in the group health plan. If you do not enroll at that time, you must wait until the annual enrollment in December.

     As a Managing Director, the firm will provide you $250,000 in travel accident insurance. You may also enroll in the firm's family travel accident insurance program which provides 24-hour coverage to your dependents for travel accidents. If you elect this benefit, you will pay the premium cost through a payroll deduction.

     Once your employment tenure has satisfied the one year eligibility requirement, you may participate in the Korn/Ferry Employee Tax Deferred Savings Plan. This is a qualified 401(k) plan, which allows tax-deferred employee contributions and employer matching and discretionary contributions. You may roll over assets from an existing qualified plan into this plan prior to the one-year eligibility requirement for full participation.

Mr. James E. Boone
February 28, 1995
Page 5


     As a Managing Director, you will be enrolled in our executive medical benefit plan which provides benefits of up to five percent of your base salary per year. This augments payment for most expenses eligible under the group health plan to 90% reimbursement, and for eligible medical expenses not covered under the group plan to a 70% reimbursement.

     In December, you will be given an opportunity to enroll in the Executive Benefit and Wealth Accumulation Plan. This partner benefit is a deferred compensation plan that provides retirement, survivor, incentive and disability benefits. Retirement and survivor benefits can total $500,000. You will also be given an opportunity at that time to enroll in two units of the Senior Executive Incentive Plan. This partner benefit is also a deferred compensation program that provides an incentive, retirement or survivor benefit of $250,000 per unit. At your option, you could begin receiving benefits prior to retirement, after ten years of service.

     After completing one year of employment, you may also participate in the College Tuition Program. This partner benefit provides $2,000 per year up to a maximum of $8,000 for each dependent child enrolled as an undergraduate in an accredited college or university.

     Upon our review and acceptance of the provisions of your deferred compensation program with your current employer, the firm will provide for an equivalent amount (estimated by you as $40,000) to be accrued in a similar plan with Korn/Ferry.

     As a Managing Director, you will also receive $450 per month as an automobile allowance. We have also agreed to pay the business related charges for your two car phones, with said charges to be billed back to clients as appropriate.

     We have also agreed to reimburse you for a contribution to the Atlanta Botanical Garden of approximately $5,000, made during calendar year 1995.

     The firm will reimburse you in accordance with its standard policies and procedures for all costs and expenses you may reasonably incur in connection with the performance of your duties.

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Mr. James E. Boone
February 28, 1995
Page 6


     The firm will assist you in obtaining a membership in a country club. The specific club will be mutually agreed upon. The firm will also make available for your use a membership in an appropriate luncheon club. The firm will advance you the initiation fee for these club memberships, and you will be asked to execute a promissory note for the advance. This note would be called upon your termination of employment with the firm.

     You will receive a complete benefits package with enrollment forms and plan descriptions upon your acceptance of this offer of employment.

Professional Requirements

     As a part of our standard employment practices for Vice Presidents, you may now or at a later date be asked to sign an employment agreement with Korn/Ferry. A copy of the firm's standard Partner Employment Agreement is attached for your review. By accepting this offer, you are affirming that, upon the firm's request, you will execute a copy of the employment agreement after the provisions of such agreement (for example, the restrictive covenants in Paragraph Fifth and the termination provisions in Paragraph Sixth) have been modified to conform to the terms of this letter.

     In accepting this offer of employment, you are also making a commitment to participate in the Korn/Ferry International Equity Participation Program. Under the terms of this program, each member of the Operating Council subscribes to purchase a minimum of $250,000 of Korn/Ferry common stock. You would make a down payment of 20% ($50,000) for the stock purchase, with a financing program available through the company for the balance. The stock is unregistered and is subject to the provisions of a stock repurchase agreement.

     As a part of your employment by Korn/Ferry, we also ask that you provide a detailed description of your job history and educational background. A form for this purpose is attached. The information you provide concerning past employment and educational history will be verified by the firm. Your employment is contingent on the accuracy of the information you provide.

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Mr. James E. Boone
February 28, 1995
Page 7


     Further, all Korn/Ferry professional employees are required to review and acknowledge the firm's Code of Business Conduct, which governs all aspects of our professional practice. A copy of the Code is attached. Your employment is contingent on your abiding by the provisions of this Code. Please review it carefully and return the signed acknowledgment form with your acceptance of this offer. Please keep the Code itself for your personal files.

Business Information and Non-Competition

     Please review the following clauses with care. In accepting this offer of employment with Korn/Ferry, you are making a personal commitment to adhere to the provisions set forth below.

     In consideration of your employment by Korn/Ferry International, you agree that during the term of your employment, except as necessary to carry on the business of the Corporation, and after the expiration of your employment, you shall not, directly or indirectly, use or disclose to any person, firm, or corporation, any candidate list, personal histories or resumes, employment information, business information, customer lists, business secrets or any other information not generally known in the industry concerning business or policies of the firm, including, but not limited to the firm's list of clients or placement candidates.

     You further agree that during the term of your employment, and for a one year period immediately subsequent to the expiration of your employment, you will not directly or indirectly (as owner, principal, agent, partner, officer, employee, independent contractor, consultant, stockholder or otherwise) (1) solicit any executive search assignment from, or otherwise attempt to provide services then provided by the firm to, any existing client of the firm or its subsidiaries or affiliates or any person who has been a client of the firm or its subsidiaries or affiliates during the preceding two years, (2) solicit for employment or otherwise attempt to engage the services of any employee of the firm or its subsidiaries or affiliates. The term "client" as used in this clause shall mean only clients as to which you, at any time during the two years preceding termination of employment, contacted or engaged in activities on behalf of the firm. Notwithstanding anything to the contrary, this nonsolicitation covenant shall not apply to any company or other person identified on a written exception list delivered to the firm within 60 days after your first day of employment and this nonsolicitation covenant shall not apply if your employment is terminated for any reason other than by the firm for cause or by you voluntarily.

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Mr. James E. Boone
February 28, 1995
Page 8


Term and Termination

     Prior to May 1, 1997, the firm will terminate your employment only for cause, or because of your death or permanent disability. Cause means that you are convicted of a felony under federal or state law as a result of an act or acts of dishonesty on your part and resulting or intended to result directly or indirectly in gain or personal enrichment at the firm's expense, or as a result of an act or acts which materially and adversely affects the business of the firm. Permanent disability means your inability, for medical reasons certified by a physician selected by mutual agreement of you and the firm, to substantially perform your duties under this letter for an aggregate of 180 days during any period of 365 consecutive days. If you terminate your employment because of a material breach of any aspect of this letter by the firm, then you will be deemed to have terminated your employment involuntarily and your termination will be treated for all purposes hereunder as a termination by the firm without cause.

Indemnification

     The firm will indemnify you (and your legal representatives or other successors) to the fullest extent permitted (including payment of expenses in advance of final disposition of a proceeding) by the laws of the State of New York, as in effect at the time of the subject act or omission, or the Certificate of Incorporation and Bylaws of the firm, as in effect at such time or on the effective date of this letter, whichever affords or afforded greater protection to you, and you shall be entitled to the protection of any insurance policies the firm may elect to maintain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by you or your legal representatives at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which you (or your legal representatives or other successors) may be made a party by reason of your being or having been a director, officer or employee of the firm or any affiliate, or your serving or having served any other enterprise as a director, officer or employee at the request of the firm.

Miscellaneous

     Prior to May 1, 1997, the firm will not (a) assign you to any position or duties inconsistent with the provisions of this letter, or materially diminish you position, authority, responsibilities or benefits, or (b) relocate your office to a location more than 25 miles from the current offices of the firm in Atlanta, Georgia. This letter may not be assigned, in whole or in part, by either you or the firm, nor may this letter be amended or modified, except by a writing signed by you and the firm which makes specific reference to this agreement.

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Mr. James E. Boone
February 28, 1995
Page 9


Acceptance of Employment

     Upon your acceptance of this offer of employment, please acknowledge your agreement with the terms set forth in this letter by signing in the designated space below. A copy of this letter is enclosed for your records. Please also complete and sign the enclosed documents and return them to me with your signed letter:

     - Job History & Education Form
     - Code of Business Conduct: Acknowledgment Form
     - Personnel Information Form: Professional (Section A)
     - I-9 form
     - W-4 form
     - Employee Authorization for Automatic Deposits Form

     I look forward to your joining us and to your success with Korn/Ferry International. If you have any questions, please don't hesitate to call me.

                                   Sincerely,

                                   /s/  Michael D. Boxberger

                                   Michael D. Boxberger
                                   President - North America

ACCEPTED:

/s/  James E. Boon
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Signature

Date:  3/8/95